AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON SEPTEMBER 25, 2000

REGISTRATION NO. 333-39942

           SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549
                     AMENDMENT 1 TO
                         FORM SB-2

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      KINGDOM VISION
(Exact name of registrant as specified in its charter)

  Colorado              4833                    62-1813306
 (State of    (Primary standard industrial    (I.R.S. employer
Incorporation) classification code number) identification number)

        377 Carowinds Blvd., Suite 101,
              Fort Mill, SC 29715
                 (803) 547-8950
     (Address and telephone number of Registrant's principal executive offices)

                 Dale Allison
          420 Blue Ridge Highway, Suite 201
            Blairsville, GA 30512
              (706) 745-1359
(Name, address, and telephone number of Agent for Service of Process)

Copies to:
Jody M. Walker, Esq.                        Malcolm D. Crawford, Esq.
7841 South Garfield Way                     3631 E. 7th Ave. Pkwy.
Littleton, CO 80122                         Denver, Colorado 80206
(303) 850-7637                             (303) 388-7752
(303) 220-9902 - facsimile                 (303) 388-7755 - facsimile

Approximate Date of Commencement of Proposed Sale to the
Public: Effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1993, check the following box
[  ]

                     CALCULATION OF REGISTRATION FEE

Title of Each Class                                                  Amount of
Securities to be            Shares to be   Valuation   Aggregate   Registration
Registered                  Registered     Per Share    Valuation       Fee
Series KV Preferred Shares    7,000,000     $3.00      $21,000,000     $5,828


__________________
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  KINGDOM VISION NETWORK, INC.

            7,000,000 SERIES KV VOTING PREFERRED SHARES

             $3.00 per Series KV Voting Preferred Share

Series KV voting preferred shares have one vote per Series KV voting preferred share. The Series KV voting preferred shares do not have
dividend preferences or liquidation preferences.   Each Series KV
voting preferred share is convertible into one Series B common share commencing December 31, 2001.

            There is no minimum offering amount.

           No escrow account has been established.

We are a Christian based for-profit corporation and are developing a Christian entertainment television network. The mission of Kingdom Vision is to develop and provide television programming addressing a broad base of relevant and contemporary subject matter ranging from politics to business, health to education, marriage to music, ministry, race relations to entertainment, and sports to cooking.


_________________________

This is our initial public offering and no public market current exists for our securities.

An investment in our securities involves high risk. Consider carefully the risk factors beginning on page 8 in the prospectus.



                            Per Series KV
                       Voting Preferred Share     Total

Public Price                  $3.00           $21,000,000
Underwriting
   Commissions                  .15             1,050,000
Proceeds to Kingdom Vision    $2.85           $19,950,000


_________________________


Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

_________________________


Date:  September 5, 2000

TABLE OF CONTENTS


Summary of the Offering                                            5
Risk Factors                                                       6
Kingdom Vision                                                     7
Use of Proceeds                                                   12
Dilution                                                          12
Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                      13
Plan of Distribution                                              13
Management                                                        13
Certain Transactions                                              17
Principal Shareholders                                            18
Description of Company Securities                                 19
Legal Matters                                                     20
Reports                                                           20
Financial Statements                                              20

SUMMARY OF THE OFFERING

Corporate History   Kingdom Vision, Inc. was incorporated in March
2000 under the laws of the State of Colorado.

Kingdom Vision's principal executive and administrative offices are at The Carowinds Boulevard Business Center at 337 Carowinds Boulevard,
Fort Mills, South Carolina.   The lease is for three years, at $7,048
per month, with annual cost of living adjustments.

We have a branch office located at 2033 East Warner Road, Suite 112,
Tempe, Arizona 85284.   These offices are approximately 1,500 square
feet with a rental of $2,700 per month for a three-year period.

We have leased an existing television production facility in

Outstanding
   Securities    There are presently outstanding 2,000,000 Series A
common shares and 8,919,875 Series B common shares. The Series A common shares have ten votes per share and the Series B common shares have one vote per share. The Series B common shares have priority in
dividend payments, and upon sale, merger, or liquidation.   A small
number of Series A stockholders may continue to control Kingdom
Vision.

Operations   We are developing a Christian entertainment television
network.     The mission of Kingdom Vision is to develop and provide
television programming addressing a broad base of relevant and contemporary subject matter ranging from politics to business, health to education, marriage to music, ministry, race relations to entertainment, and sports to cooking.

We have never had any significant operations nor have we generated any revenue.

The Offering   Up to 7,000,000 Series KV voting preferred shares are
being offered. Each Series KV voting preferred share is convertible into one Series B common share commencing December 31, 2001.

The offering period will commence on the date of this prospectus and will terminate on June 30, 2001.

Arbitrary Offering Price The aggregate offering price and number of the Series KV voting preferred shares to be offered were arbitrarily determined by Kingdom Vision.

Plan of Distribution   The Series KV preferred are being offered on a
self underwritten basis by officers and directors of Kingdom Vision.

No Escrow Account   There is no minimum offering amount.  Kingdom
Vision has not established an escrow account.

There is no public market for the Series KV preferred.

Use of Proceeds   The proceeds from this offering will be used for
completion of family network building, lease of production office, production of network, cable agreement, staff and salaries, legal and accounting, PromiseVision/SD Eye and general corporate purpose.

Kingdom Vision will use the net proceeds of the offering over the next twelve months.

No Commitment of the Series KV preferred   No commitment by anyone
exists to purchase any of the Series KV preferred we are offering.


                         RISK FACTORS

1. We have a limited operating history and have no certainty of future operating results.

Since our incorporation in March 2000, our activities have been principally devoted to positioning ourselves to achieve our business objectives. We have had no operating revenue to date and expect to incur losses and administrative expenses until we begin the sales of our products or we receive revenues from any of our proposed
operations.    To date, we have an operating loss of approximately
$100,000 for the period from inception to April 30, 2000.

2. There is no minimum offering amount. We will have immediate access to any funds raised and you may lose your entire investment.

Any funds received from this offering will be directly deposited into the operating account of Kingdom Vision. We do not have a minimum
offering amount.   If we do not raise sufficient funds to successfully
complete our business plan, you may lose your entire investment.

3.   We have not established an escrow account.   We will not return
any funds if we do not raise sufficient funds to successfully complete our business plan.

There is no minimum offering amount so we did not establish an escrow
account.   No funds will be returned to investors.   If we do not
raise sufficient amounts to move our business plan forward, you may lose your entire investment.

4. Due to the ten votes per share of the outstanding Series A voting preferred shares, insiders will control Kingdom Vision

There are presently outstanding 2,000,000 Series A common shares and 6,502,000 Series B common shares. The Series A common shares have ten votes per share and the Series B common shares have one vote per share. Holders of the Series A common shares will control Kingdom
Vision.   These insiders may have conflicts of interest between the
management of Kingdom Vision and the interests of the insiders as shareholders.


5. We are dependent on third party vendors and may not be able to obtain the necessary services in a cost effective manner.

We must contract with third party vendors for our satellite dish
and/or cable uplink and networks to carry our signal.   We cannot
assure you that we will be able to develop the necessary strategic alliances on a cost competitive basis.

6. If our securities have no active trading market, you may not be able to sell your Series KV preferred easily.

We do not have a public market for our securities, nor can we assure you that a public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

7. We may never meet the requirements to be quoted on NASDAQ. You may not be able to sell your Series KV preferred easily.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a
stock with a market price of less than $5.00 per share.   A market in
our stock may never develop due to these restrictions.


                     Forward-Looking Statements

The statements contained in this Prospectus that are not historical fact are forward-looking statements, as the term is defined in the Reform Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions provided in
Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this initial public offering. We have made the forward-looking statements with Management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Kingdom Vision, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Kingdom Vision, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                              Kingdom Vision

General Corporate History

Kingdom Vision, Inc. was incorporated in March 2000 under the laws of the State of Colorado.

Kingdom Vision's executive offices are located in Fort Mills, South Carolina. We have leased an existing television production facility in The Carowinds Boulevard Business Center at 337 Carowinds Boulevard,
Fort Mills, South Carolina.   The lease is for three years, at $7,048
per month, with annual cost of living adjustments.

Kingdom Vision's has a branch office at 2033 East Warner Road, Suite
112, Tempe, Arizona 85284.   These offices are approximately 1,500
square feet with a rental of $2,700 per month for a three-year period.

Synopsis and Summary of Television Production


Television shows are produced by program producers, recorded by production companies around the country and syndicated or sold to television networks. Television programs are generally recorded on Beta SP or DVC Pro formats. These programs are then downloaded into computer servers and scheduled for airing on specific dates and times. The computer commingles the programs with advertising and promotional spots.

From the computer server, the programs are then transmitted through an uplink facility. An uplink is a series of equipment that is designed to convert electronic signals to a radio frequency that is beamed to a particular satellite transponder. A transponder is an assigned frequency given to an uplink facility for the use of broadcasting data.

The transponder selected for Kingdom Vision Network has a footprint that covers the United States and small portions of Southern Canada and Northern Mexico. The network contracts with local cable systems and local independent television stations to receive their signal through a downlink system that has been installed at their location. The television stations and cable networks, in turn, electronically rebroadcast the television signal to homes, either by cable or terrestrial signal, a signal that can be receive by an antenna. Through the means of a viewer's personal television set, the signal is interpreted by their receiver into a visual image.


Revenues are generated through the sale of program airtime and commercial advertising airtime. Kingdom Vision Network will also be able to generate income by uplinking other networks' signals because of the type of transponder it has and the way the signal is uplinked. These revenue streams are based on the number of homes delivered to by each cable and television system. The more homes delivered, the higher the rate charged for program airtime and commercial spots. The major expense for television networks is in the production of made-for-television programs and purchasing of channel space on local cable systems.

Kingdom Vision currently has the following programs in production:

   Kingdom Conversations - discussions with renown speakers/ teachers led by Dr. Mark Hanby and Rev. Randall Worley - an hour program

   The Finished Work - Bible teaching featuring Rev. Randall Worley - a half hour program

   Laying the Foundation - Bible teaching by Dr. Mark Hanby on church, doctrine, government and leadership - a half hour program

   Questions and Answers - Bishop Earl Paulk and prominent pastors deal with the issues of the day - an hour program

Kingdom Vision is planning on commencing production of the following within the next 30-90 days

   Global View - inside look into the events, challenges and lifestyles that impact people's daily lives around the work filed by local reporters in 50 countries - a half hour daily program

   Global View This Week - highlights of the week's global reports - a half hour program

   Bill Horne Sports - in depth sports coverage from this form CBS sports commentator - a half hour daily program

   Sports Week - a look at major sports events and news of the week - a half hour program

   Sports Conversation - a glimpse into the lives of sports personalities through interviews - a half hour program

   Straight Gate Presents - visits with Bishop Andrew Merritt with interviews, events and music - a half hour daily program

   Religiously Incorrect - a panel of diverse opinions on controversial topics through the diversity of religious belief - an hour daily program

   World Conference - live programs from Bible and teaching conferences in the world

   Christian concerts - Marc Harris hosts Christian music concerts from around the country - three hours on Saturday

   Cathedral of the Holy Spirit - live early church service from Atlanta - Sunday

   Church of the Harvest International - live church service from Los
Angeles

   Higher Dimensions - Sunday evening service from Tulsa

Kingdom Vision is currently negotiating the purchase through syndiciation of past family type television shows.

Production Facilities and Transponders

Our current plans for television for the Kingdom Vision Network are as follows:

Production Facilities

We have leased a production facility and have set up master control in Fort Mills, South Carolina. This facility had been used by a post production company that recently moved. We have commenced television production in this facility and utilize a portable uplink truck that not only will have the capability to uplink our signal, but we will be able to uplink other networks as well.

We intend to implement create several production facilities complete with all required equipment, both fixed and mobile.

Dale Hill, our Executive Vice President/Television Production has already arranged for the purchase and lease of existing equipment including those of Dale Hill's existing production facilities at his company, the Broadcast Group in Chesapeake, Virginia (with its remote facilities).

In addition, we are currently producing television shows from Beyth Shan Foundational Ministries television studio.

As a result, Kingdom Vision already has the capabilities today to do events in several cities with the existing equipment, without the expenditure of a large amount of money for owned equipment.

Due to the high cost of purchasing remote trucks (ranging from $750,000 to $1,800,000 per truck) we are leasing four remote trucks on an as needed basis until it becomes economically feasible to purchase them and any additional trucks required.

Each truck is completely equipped with anywhere from five to eight cameras, four or more video recorders, all of the necessary audio equipment, all of the switching equipment.

This same equipment is used to do sporting events, conferences, and other such events for other networks. We are using the same facilities that other networks would use for program productions.

Our goal is to have several production facilities throughout the country that will provide programming for the Kingdom Vision Network in production studios operating from the ministries of our members of the board of directors and the National Executive Council.

Transponders. It is our objective to have a fully protective transponder operating 24-hours a day. It would be cost effective to start production with a protected transponder so that we would never lose signal if there were some type of "wash-out" from a satellite.

Transportable Uplink

We will acquire a transportable uplink for several reasons:

   - The first is that we can drive it on its own truck making it simpler for transportables;

   - It would give us the capability of not only uplinking our two networks, but it has the capability of uplinking the three networks as well.

What we plan to do is take an analog transponder and breaking it up into four parts.

   -   First, it would be for the transmission of KVN signal.
   -   Second, it would be used for a Family Type Network.
   - Third, it would be used for return signals that would give us the ability to do live events from the Beyth Shan Foundational
Ministries Conference and some of the other conferences throughout the nation.
   - Fourth, it would be available for leasing out to another full-time network.

This strategy would use all four parts of the analog transponder to give us four digital signals.

What the transponder does is take the signal transmitted from an uplink facility and send it back to earth. A transponder is a satellite that is approximately 25,400 miles in the sky. It creates what is called a "footprint." In satellite terms, a footprint is the earth's geographic coverage of that satellite. The transponder that Kingdom Vision is considering has a footprint that gives us full coverage of all of the United States, a small part of Canada and Mexico. Also it is possible we will also have coverage that will cover Hawaii and Alaska, which is the capabilities of some but not all transponders.

We will be able to put in a digital receiver at a cable system or a television station, a church or an individual home, any place of our choosing. They will be able to receive our signal and watch all of our programming. We anticipate that the digital receivers will cost approximately $1,800 per unit. If we go sign up a cable system, one of our responsibilities will be to put their receiver unit in that cable system so they will be able to receive our digital signal.

Summary of the Kingdom Television Production Plan

The Television Cable System: A cable system is a receiver unit that receives many broadcast signals from the local television stations to all of the cable networks around the country. They rebroadcast that signal down to a coax cable and it is received into homes or businesses in local cities. Most cities in the United States today have a cable system.

Very often a large company like Cox Communications, for example, owns cable companies all over the United States. They are considered what's called an MSO. An MSO is a "Multiple Systems Operator." If we do a deal with Cox nationally, for example, that would give us all of
the cable homes that Cox has all over the United States.    A network
attempts to sign-up with an MSO because that brings it so many more homes than trying to go to each small system individually. Obviously, our goal is to go after the MSOs.

     We have spoken with Dish Network and they have agreed to evaluate our network for placement on their network as soon as they can monitor
our programming from the satellite.   As soon as we are on the air,
they will begin viewing us for evaluation purposes. Additionally, Time Warner and Cox cable has verbally agreed to allow an evaluation period as soon as we are on the air to see if they will allow us on their cable programming.

We are looking at many ways to develop markets which compete with other networks that are present on satellite or cable providers and
markets which involve both satellite and cable providers.   These
developments are dependent upon three key ingredients to make a network successful:

   - Programming and with the Kingdom Vision master control we will have the ability to operate other new networks at the same time. Master control operators would be the same for all of our networks, all from the same facility. This would mean more equipment for master control, but we would be able to share costs of the uplink facility and personnel and the rent on the complex.

   - The second key ingredient will be live programming. Management is already negotiating with some of the major Christian conference coordinators about giving us the rights to carry their convention or conference live on the network. There are many of these conferences that we can transmit or carry on the network, which would give us great marketing opportunities.

   - The third key ingredient is the exclusive programming that will be created by Kingdom Vision.

Management's discussion with ministries throughout the United States particularly through our board of directors and National Executive Council members is that there is a large request for those conferences from people around the nation. Our Christian conference programming would help us create a market demand so that the cable systems would be interested in our networks for that reason.

Summary of Kingdom Vision's Equipment Ownership/Lease Business
Philosophy

Our technical management have been looking at the best financial terms for our transponder requirements, working with uplink facilities, we've spent weeks on research for master control equipment because technology is changing and television is going digital, forcing television producers to change what they are doing in master control.

We are taking an analog transponder and breaking it up into four digital transponders because it is cheaper for us to rent the analog transponder than to try to go rent a digital.

Further, the Federal Communications Commission has mandated that all television signals convert from analog to digital and, depending on whether you are a broadcaster or cable company determines when that has to happen. Our philosophy is based on the idea that most networks are running the same program and there are very few networks out there doing original programming.

PROGRAMMING

Satellite and Cable Technology

We will develop a complete television system that will run 24 hours a day, 7 days a week via satellite.

Original Programming

We will go immediately into the production of original programming for the network. We believe three things that will make this network unique and different from the other Christian networks are as follows:

   - First, exclusive programming, which means this is the only network carrying the programming;

   -   Second, new programming; and

   - Third, a significant amount of live programming from Christian conferences, family-values seminars, and topical lecturers and speeches.

The new programming will be teaching programs by Dr. Hanby, Randall Worley, and other ministers of national prominence.

We will also have new music programs, sitcoms, some mini-series, and many concerts and talk shows that will be produced exclusively for this network. The only way a viewer will be able to get this particular programming at home will be to have this network. This will be a key marketing strategy for us.

We have already commenced producing some of this programming; we are currently producing programming at out primary facility in the Charlotte, North Carolina area and at the Beyth Shan Foundational Ministries television studio in Crossville, Tennessee. Our goal is to have several production facilities throughout the country that will provide programming for the Kingdom Vision Network in production studios operating from the ministries of our members of the board of directors and the National Executive Council.

Proposed Shows

We are considering up to a two-hour a day show with Dr. Mark Hanby that is proposed to include:

   -   One hour of teaching
   -   One hour "Live"

Additionally, we plan to develop other daily shows that we anticipate will include major ministers in the United States.

We intend to buy existing family shows to supplement our own original productions. Also, we plan to rerun Dr. Hanby's shows from 11:00 a.m. to 1:00 p.m. (subject to market demand by other sponsors). We will sell commercial time during the family shows, as well as time from ministries that promote concerts nationwide, rather than seeking donations or operating telethons.

Our programming will include:

Kingdom Teaching and Preaching          25%
Music Programming & Music
   Entertainment specials               15%
Sitcoms, Mini-Series & Movies           10%
News                                    10%
Sports & Outdoors	                       10%
Business & Technology                   10%
Health & Family                         10%
Children's Programming                  10%

MARKETING

Promise Vision Technology, Inc.

Kingdom Vision will be an agent for Promise Vision and will promote the SDEye.com internet access and will receive a fee for any customer
that signs up for internet access.    In addition, Promise Vision will
advertise the Kingdom Vision Network programs on its web site. When economically feasible, Kingdom Vision shall develop our own web site for additional advertising.

REVENUE SOURCES

Our directors, Arlen Best and Reggie White, who are also the executive officers of Promise Vision Technology, Inc. and the SDEye Internet ISP system, have agreed to sponsor us by buying time and paying for some of the production.

No donations will be solicited on the air. We will sell products and time slots to commercial sponsors.

Promise Vision has agreed to pay $15,000 a month for commercial time during Dr. Hanby's show.

Promise Vision will pay Kingdom Vision $15,000 a month to have ads for their long distance and Internet service, plus a 10% royalty on all clients using Promise Vision long distance, and $2.00 per month on each client using the Internet service.

As we obtain the necessary capital through the sale of debt and equity, we intend to establish satellite network program sales. On all 1/2-hour shows we can keep several minutes for commercial time.
We will have 48 spots a day in which we can sell 30 second ad space to commercial viewers.

Based on in-house research, we anticipate we will receive a 10% royalty on all products sold to viewers.

Kingdom Vision will utilize other print and television media to advertise its network.

Strategic Alliances

ISP-Live.com Corporation has agreed to provide portal use and services together with Virtual Internet Service provider services, web design and e-commerce services to Kingdom Vision for their internet programming. This programming will allow those who have access to the internet to receive Kingdom Vision's programming without having to be
on a cable system or involved with satellite services.   This
agreement is based upon the negotiations and the verbal agreement of the parties as to the services to be provided and billed on a monthly basis.

Kingdom Vision entered into an agreement with Chameleon Communications Group, Inc. on May 23, 2000 to provide C-bank transponder or space segment capacity service on the Telstar 7 Satellite to be used for
satellite transmission service.     The term of the agreement is from
August 1, 2000 through July 31, 2005.   Kingdom Vision paid a security
deposit of $160,000 in May 2000.   At least seven days prior to
commencement of service, an additional security deposit equal to
$320,000 will be paid.   The first six months monthly rate shall be
$105,000 per transponder and $160,000 per transponder each month
thereafter.   The first month's service payment of $105,000 will be
deducted from the initial security deposit.   The remaining deposit of
$375,000 will be applied to the last three payment on the contract unless a new contract has been negotiated.

Competition

There is significant competition in the network television and cable
industry.   Kingdom Vision will compete with established companies and other entities suc as NBC, ABC, CBS, FOX Broadcasting, Discovery, ESPN/ESPN2, HBO, PBC, USA Network, etc. Almost all of the companies with which we compete are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the
Company now has, or will have in the foreseeable future.   It is also
likely that other competitors will emerge in the near future.   There
is no assurance that we will compete successfully with other
established companies.   Kingdom shall compete on the basis of price
of advertising, consumer taste and quality of programming. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

We may not be able to compete on the basis of attracting our targeted
customers due to our Christian philosophy.   Due to this philosophy,
we may not be able to complete solely on price, if at all.


                         USE OF PROCEEDS

Assuming the $2,100,000, $3,150,000, 10,000,000 or $21,000,000 of the
Series KV preferred stock is sold, the net proceeds of the offering
will be used as set forth in the following tables.   There is no
minimum offering amount and we may raise insufficient capital for our intended future operations. The minimum amount of proceeds necessary to meet our estimated capital expenditures for the next 12 months is $3,000,000.

                            Assuming                            Assuming
                          $2,100,000 raised        %         $3,150,000 raised          %
Gross proceeds              $2,100,000           100.00%          $3,150,000        100.00%
Commissions                    105,000             5.00%             157,500          5.00%
Offering expenses               84,328              .40%              84,328          2.68%
                            ----------        ----------         -----------      --------
Net proceeds                $1,910,762            94.60%          $2,908,172         92.32%

Lease of production office     126,762             6.04%             454,000         14.41%
Production of network          250,000            11.90%             400,000         12.70%
Cable agreement                600,000            28.57%             654,172         20.77%
Staff and salaries             700,000            33.33%           1,000,000         31.75%
Legal and accounting           300,000            14.29%             400,000         12.70%

      Total Expended        $1,910,762            94.60%          $2,908,172         92.32%

                            Assuming                            Assuming
                         $21,000,000 raised        %        $10,000,000 raised          %
Gross proceeds             $21,000,000           100.00%         $10,000,000        100.00%
Commissions                  1,050,000             5.00%             500,000          5.00%
Offering expenses               84,328              .004$             84,328           .84%
                            ----------        ----------         -----------      --------
Net proceeds               $19,865,672            94.60%         $ 9,415,672         94.16%

Completion of Family Network
   Building                 $2,500,000            11.90%          $1,250,000         12.50%
Lease of production office     454,000             2.16%             454,000          4.54%
Production of network        2,000,000             9.52%           1,000,000         10.00%
Cable agreement              4,000,000            19.05%           2,000,000         20.00%
Staff and salaries           2,208,000            10.51%           2,208,000         22.08%
Legal and accounting           200,000              .95%             200,000          2.00%
PromiseVision/SD Eye         2,000,000             9.52%           1,000,000         10.00%
Working capital              6,503,672            30.97%           1,303,672         13.04%

      Total Expended       $19,865,672           94.60%          $9,415,672         94.16%

We do not currently have sufficient capital to meet our financial needs for the next twelve months. Kingdom Vision anticipates that the proceeds from this offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures for the next twelve months. If cash flows do not develop as anticipated, Kingdom Vision will be required to try to obtain additional sources of capital, yet to be identified.

The actual allocation of funds will depend on Kingdom Vision's success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

Pending application by Kingdom Vision of the net proceeds of this offering, such proceeds will be invested in short-term, interest-bearing obligations.


                             DILUTION

Further Dilution. We may issue additional restricted common and preferred shares pursuant to Kingdom Vision's key employee incentive stock option plan or in private business transactions. The market price of your securities may be depressed if these securities are issued at a price lower than the current book value or market price, if any, of your securities.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS


Trends and Uncertainties. Demand for Kingdom Vision's project will be dependent on, among other things, market acceptance of the Kingdom Vision Network concept, the quality of its entertainment and promotional merchandise, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of Kingdom Vision's activities will be the receipt of revenues from advertising on our network, Kingdom Vision's business operations may be adversely affected by Kingdom Vision's competitors and prolonged recessionary periods.

Capital and Source of Liquidity. All of the initial working capital has been obtained from the sale of Series A and Series B to officers,
directors and affiliated persons.    Kingdom Vision requires
substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business
plans.   If the offering is not successful, the officers and directors have agreed to advance monies to pay for any fixed monthly
obligations.   They also have agreed to provide personal guarantees
for debt financing for limited operations.

For the three months ended June 30, 2000, Kingdom Vision purchased furniture and fixtures of $9,265 and purchased an investment in ISP Live of $30,000. As a result, Kingdom Vision had net cash used by investing activities of $39,265 for the three months ended June 30, 2000.

For the three months ended June 30, 2000, Kingdom Vision received proceeds from the issuance of common stock of $682,450 resulting in net cash provided by financing activities of $682,450.

On a long-term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional infusions
of capital, and debt financing.   Kingdom Vision believes that
additional capital and debt financing in the short term will allow Kingdom Vision to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that Kingdom Vision will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations. Since inception, Kingdom Vision has not received any revenues from operations. Television programming has been progressing since early March 2000.

For the three months ended June 30, 2000, Kingdom Vision had operating expenses of $255,670 consisting of general and administrative of $13,033, marketing and selling of $12,671, depreciation of $204, materials and supplies of $6,2106, utilities and maintenance of $9,500, professional services of $16,766, contract labor of $91,320, contributions of $30,000, travel of $29,749, rent of $32,307, insurance of $283 and other operating expense of $13,631.

Plan of Operation.   Kingdom Vision is in the development stage and
has not conducted any significant operations to date or received any operating revenues. Kingdom Vision can satisfy its cash requirements in the next twelve months if we can successfully complete this
offering.     We will not need to conduct any research and development
regarding our business plan.

Other than described in the use of proceeds section, we do not expect
to purchase any plant or significant equipment.   If the offering is
successful, we do expect significant changes in the number of employees to conduct operations.

Kingdom Vision may experience problems; delays, expenses, and difficulties sometimes encountered by an enterprise in Kingdom
Vision's stage of development, many of which are beyond Kingdom
Vision's control. These include, but are not limited to, unanticipated problems relating to the development of the network, manufacturing costs, production and marketing problems, additional costs and expenses that may exceed current estimates, and competition.


             DETERMINATION OF OFFERING PRICE

The offering price, conversion rate and other terms of the Series KV preferred shares were arbitrarily determined by Kingdom Vision.


             PLAN OF DISTRIBUTION

Plan of Distribution. The Series KV preferred are being offered on a self underwritten basis by officers and directors of Kingdom Vision and selected broker/dealers.

No Escrow Account   There is no minimum offering amount.  Kingdom
Vision has not established an escrow account.

Offering Period. The offering period will commence on the date of this prospectus and will terminate on June 30, 2001.


             MANAGEMENT

Executive Officers and Directors

Our executive officers, directors, and key employees and their business experience follows:

Name                              Position

Dr. Mark Hanby, age 57       Chairman and Chief Executive Officer
Randall Worley, age 42               President and Director
Dale Hill, age 50             Senior Vice President/Technical
                                Productions and Director
Carl Thompson, age 52      Senior Vice President/Corporate Development
Mark D. Hanby, II, age 35          Executive Vice President
                                 Chief Operations Officer
Arlen Best, age 38         Vice President Marketing/Public Relations
Dale Bronner, age 38                       Director
Marc Harris, age 34                        Director
Eddie Long, age 47                         Director
Clarence McClendon, age 35                 Director
Earl Paulk, age 73                         Director
Carlton Pearson, age 46                    Director
Malcolm Crawford, age 69                   Director

Dr. Mark Hanby is the son of pioneering ministry parents and graduated
Valedictorian of his high school in New York, while accumulating college credits from Columbia University through the New York State
Advanced Student Regents Program. At age 18 he made the decision to continue in ministry. In 1966, he accepted the pastoral responsibility of a small congregation in Fort Worth, Texas, which became Truth Church, one of the first fully integrated "mega-churches" of this era, where he served until 1986. Located on more than 90 acres, Truth Church included a 3,000 plus seat auditorium, multi-ministry facilities, 40 townhouses, and a joint ventured 790-unit apartment complex. With a focus on world missions, Truth Church became a foundation for outreach, supporting 110 ministry families worldwide. Pastor Hanby's personal interest in world missions includes ministering in 60 countries on six continents. Dr. Hanby also initiated and developed Wide World Ministries College of


Spiritual Concepts and Music Ministry, recruiting students from across the country.  He also founded the Wide World of Truth television program, one of the first church congregation-type programs on the
Christian Broadcasting Network, which aired weekly in more than 1,000 cities.  After resigning his pastorate in 1986, Dr. Hanby launched The
Mark Hanby Ministries, from which he has preached around the world,
independent of denominational boundaries.   Dr. Hanby speaks at
approximately 30 engagements per year, with audiences up to 25,000.
Dr. Hanby is accepted as a "father in ministry" to more than 70
"Master Builder Sons" and gives oversight and covering to many others.
He is a leading participant in key Christian national and
international conferences.  Dr. Hanby has seven published books, numerous ministerial audio and video tape series, and an estimated
3,500 audio tapes in archives at Beyth Shan Foundational Ministries.
During his itinerate and early pastoral work, Dr. Hanby earned a double Masters Degree in Ministry and Theology from American Bible
School, Chicago, Illinois, and was awarded an honorary Doctorates in
Ministry and Theology, as well as Masters Degrees in Theology. His dissertation, "The Renewing of the Holy Spirit," became the first of his writings to be published.

Dale Hill, since 1986, has been the President of The Broadcast Group,
Inc.  The Broadcast Group provides complete broadcasting, production, and media services to individual and corporate clients.  From 1982 to
1986, Mr. Hill was Executive Vice President, Broadcasting, of the PTL
Television Network in Charlotte, North Carolina.  His duties included manager of the television operations division and the satellite
network division.   He was the President of Sunrise Enterprises in
Dallas, Texas, 1981 to 1982; President of Video Ventures, Inc. in
Rocky Mount, North Carolina from 1978 to 1981; the Operations Manager of the Broadcast Division of the PTL Television Network in Charlotte,
North Carolina from 1974 to 1977; and worked for Network Operations at
Trinity Broadcasting in Santa Ana, California during 1973. His history also has included serving as Operational Manager of Channel 16 in
Greenville, South Carolina, 1973; and Production Supervisor/Television
Director for the Christian Broadcasting Network ("CBN") from 1966 to
1972. His television network clients include NBC, ABC, CBS, ESPN, CBN,
PTL, TBN and SHOWTIME.  He is a veteran of television broadcasting and is one of the pioneers of Christian television and international satellite technology.  This involves consulting on total media image to the design of facilities and training of both technical and creative personnel to networks operations.  He has had hands-on experience in every aspect of media presentation, television management, and production.  As a successful television director, he has created many daily syndicated programs and international ministries programs and traveled around the world, producing documentaries and special events, providing consulting services to various major ministries, and creating programming for national cable networks.

Pastor Randall Worley has been involved in full-time Pastoral and itinerate ministry for the last 22 years. In 1991, he became the Pastor of Lifespring Church in Charlotte, North Carolina. Under his leadership, the congregation has gown from 18 to several hundred and the ministry has expanded to include a 40-acre church campus with over 40,000 square feet of facilities, where he founded and developed a curriculum for a two-year School of Ministry to develop pastors and leaders. Many graduates have gone on to serve in various places in the world as pastors, evangelists, and missionaries. Pastor Worley has traveled extensively in the United States, speaking in churches, conferences, and leadership seminars. He also serves as an overseer to many churches in the United States and abroad. His involvement with missions has taken him to eight countries on four continents.
Pastor Worley's audio teaching tapes and newsletters have been distributed throughout the world. He has been awarded a B.A. Degree in Bible Studies from East Coast Bible College and a Master's Degree in Education from Winthrop University.

Carl Thompson was the co-founder of AmeriVision Communications, Inc.
in 1991 and he served as Co-Chief Executive Officer from 1991 until his resignation in 1998. Under Mr. Thompson's leadership, AmeriVision and its affiliate, LifeLine Communications, grew to revenues of over $120,000,000 and contributed more than $45 million to nonprofit organizations and charities nationwide (more than $1,000,000 to pro-family organizations, Christian ministries, and conservative causes).
This exponential growth, with over 1,200 shareholders, made
AmeriVision a leader in the "Affinity Marketing" of long distance and other telecommunications services to individuals and organizations that support strong family values such as Concerned Women for American, Christian Broadcasting Network, Trinity Broadcasting
Network, and Christian Coalition. Also, markets AmeriVision served under the LifeLiner Service Mark, while donating approximately 10% of designated revenues to organizations and churches supporting
AmeriVision's strong family values. This makes AmeriVision the largest affinity-based marketing reseller of telecommunications services to nonprofit organizations in the Series B Common shared states. Mr. Thompson's resignation was based upon his belief that AmeriVision was deviating from its Kingdom of Christ mission, including a dedication to multi-racial support. Since 1998, Mr.
Thompson has been involved in the development of over 135 acres in the Edmonds, Oklahoma residential suburb in what he designated The Eagle's
Cove, a private estate community with multi-million dollar homes on two to three acres.

Mark D. Hanby, II has been an Area Developer for the national chain of Schlotzsky's Restaurant in Arizona, California, Kentucky and
Tennessee. During his tenure, since 1992, he has been responsible for and contributed to the strategic planning, development, and opening of over 70 new Schlotzsky's Restaurants. In his former state territory, from 1989 to 1992, he served as Vice President of Marketing for Pace
Setters Seminars of America.  He attended Dallas Baptist University.

Arlen Best has served as President and Chief Executive Officer of
Kingdom Vision Technology since its inception.  Mr. Best also founded
Apex Management Group, Inc. (an artist management group for Christian
Gospel talent), and Millennium II Consulting, Inc. in 1998, and has served as the President and Chief Executive Officer of both
corporations since inception.  Mr. Best also served as the National
Vice President of United Minority Contractors Association - Resource
Group, Inc. From 1996 to 1998 he served as Vice President of Marketing and Sales of AmeriVision Communications, Inc., another Christian-based telecommunications company.  He served as Chief Operations
Administrator of Executive Management Services, Inc. (a national marketing firm for implementation of "affinity programs" for non-
profit organizations) from 1994 to 1995; Chief Operations
Administrator of The Executive Group, Inc. from 1994 to 1995; and
President and Chief Executive Officer of Best-Way Enterprises, Inc.
Arlen had guaranteed certain payments for three Mississippi companies where he served as a senior executive and, upon default, he sought the protection of the Federal bankruptcy courts for the discharge of those
companies' debts in 1996.   Mr. Best has also served the ministry
since 1981.

Malcolm D. Crawford, General Counsel (ex-officio member of the Board) is president of his Denver-based national corporate finance and securities law firm (since 1960). Mr. Crawford served as Legal/Financial Attache to the American Embassy in London, England, and Paris, France through presidential appointment; as Associate
Professor of Law at the Universities of San Francisco and Denver Law
School; and was a member of the Department of Economics at Yale
College and Albertus Magnus College (New Haven, Connecticut).  Mr.
Crawford has been awarded a B.A. Degree in Economics/Finance (with
Honors) from the University of Colorado; an M.A. Degree from Harvard/Tufts Fletcher School of International Law and Diplomacy and a
J.D. Degree from the Yale Law School.

Reverend Dale C. Bronner is the Founder and Senior Pastor of Word of
Faith Family Worship Center, a seven-year-old interdenominational ministry thriving with more than 3,500 members. He is the author of numerous articles for the Atlanta Metro Newspaper and Upscale
Magazine, a contributing writer for the books Man Power and Failure-
The Womb of Success, and is the author of the book entitled Get a Grip. He ministers to the Atlanta area via a daily telecast on the Atlanta Inter-Faith Network and via a daily radio broadcast on "Love
86" (860 am). Rev. Bronner serves on the Board of Governors for the Christian Men's Network and is a member of the American Association of Christian Counselors, the Board of Directors, and is part owner of Bronner Brothers Manufacturing Company, a multi-million dollar family-owned corporation that has been in the hair care business for over fifty years. He is a graduate of Morehouse College, where he finished as the top student in the field of religion. He is presently working towards his Doctor of Ministry Degree from Christian Life School of
Theology.




Marc Harris is the founder and President of Pinnacle Entertainment and President and CEO since 1997, and has a 13-year history in the music entertainment industry. Marc has performed on, written, arranged, and produced prerecorded music in excess of thirty albums throughout his career. These albums have generated over $35 million dollars in revenue for such companies as Sony, Arista, Capitol, MCA-Universal, Warner Bros., Atlantic, EMI, Benson, Sparrow, AIR, Malaco, and Savoy
Records.  A variety of these projects have surpassed the "Gold"
(500,000) and "Platinum" (1,000,000) sales levels, and earned industry recognition through Grammy, MTV, Soul Train, Stellar, and Dove Awards.
Marc's in-depth musical knowledge, skills, and experience have resulted in his creative work being embodied into the works of such talented songwriters, producers, and artists as Kenneth "Baby Face"
Edmonds, R. Kelly, Whitney Houston, Toni Braxton, Amy Grant, Michael
McDonald, Kirk Franklin, Carmen, After 7, The Winans, BeBe & CeCe
Winans, Yolanda Adams, Walter Hawkins, and The Clark Sisters.

Bishop Eddie L. Long has been the pastor of New Birth Missionary
Baptist Church in Decatur, Georgia since 1987, during which time the congregation increased from 300 to approximately 24,000, with a 7,500 seat complex currently under construction in Lithonia, Georgia. This expansion includes television broadcasts on Trinity Broadcasting
Network, ABC, BET, German television, and the United States Armed
Forces station. He has been named as one of America's 125 most influential leaders. He is the founder and CEO of Faith Academy, New
Birth's School of Excellence, the Vice Chairman of the Morehouse
School of Religion Board of Directors, and received the 1999 Legacy
Award from Big Brothers Big Sisters of Metro Atlanta. Bishop Long is the author and producer of numerous series, as well as his publications: I Don't Want Delilah, I Need You, and Taking Over, books he has written about male/female relationships and about changing the traditional perspective of the church, respectively. Bishop Long has been awarded a B.A. Degree in Business Administration from North
Carolina Central University and an M.A. Degree in Divinity from
Atlanta's Interdenominational Theological Center. He has been awarded honorary doctorate degrees from this undergraduate college and from Beulah Heights Bible College, where he served as an adjunct professor.

Bishop Clarence E. McClendon, DD, currently serves as the Senior
Pastor of the Church of the Harvest located in the inner city of Los
Angeles with 12,000 members. He is the founder and president of Harvest Fire, Inc., a ministry that encompasses weekly national and international television and radio broadcasts accessible to 200,000,000 homes throughout North American, Europe, Africa, and South
America.  Bishop McClendon serves on the Bishop's Counsel of the Full
Gospel Baptist Church Fellowship.  He received his Doctorate of
Divinity from the Baptist Christian University International of
Orlando, Florida.

Bishop Earl Paulk is the Senior Pastor of the Cathedral at Chapel Hill in metro Atlanta, Georgia and he serves on the governing board of the International Charismatic Bible Ministries as a founding Trustee. He has also served on the Executive Committee of Churches United in Global Mission, founded by Robert Schuller. Locally, he serves on various boards, including the Atlanta Religious Mobilization Against
Crime, and Tikkun Ministries, a Jewish ministry. Bishop Paulk has written over fifteen books on the role of the church in modern society. He serves as President of Earl Paulk Institute, the Cathedral's Bible School, which is a post-secondary school offering
Bachelors and Associates degrees, as well as continuing education certificates. He holds a B.A. Degree from Furman University, a Master of Divinity Degree from Candler School of Theology at Emory
University, a Doctor of Theology Degree, as well as a Doctor of Divinity Degree. He was named to the Office of Bishop in the International Communion of Charismatic Churches in 1982. Currently,
Bishop Paulk is Presiding Bishop of the International Communion of
Charismatic Churches.

Bishop Carlton Pearson is the Presiding Bishop of over 500 churches and ministries through the Azusa Interdenominational Fellowship of Christian Churches and Ministries and has pastored Higher Dimensions
Family Church for over 18 years, which has a congregation of over 5,000 members, in Tulsa, Oklahoma. For more than twelve years, Bishop
Pearson has been the host and overseer of the annual AZUSA
Conferences, held each year in Tulsa, and AZUSA Coast-to-Coast
Conferences across America.  In 1997, AZUSA held its first
International Conference in Durban, South Africa, and he is the founder and president of Higher Dimensions Ministries, a multi-faceted ministry. He is a Stellar Award-winner and Dove Award nominated recording artist, with three successful albums on the Warner Alliance record label, including Carlton Pearson and the Higher Dimensions
Choir LIVE! and Carlton Pearson Live at Azusa. Carlton Pearson Live at Azusa 2; Precious Memories, won a Stellar Award for "Traditional
Male Vocalist of the Year." His latest album, Carlton Pearson: Live at Azusa 3: Reminding the Saints of the Hope, has just been released on the Atlantic Records label. Carlton serves on the Board of Regents at Oral Roberts University, and the Board of Trustees of the International Charismatic Bible Ministries. His weekly television program is "AZUSA - Your Best is Yet to Come."

National Executive Council.   Kingdom Vision has a National Executive
Council to give guidance for their ministries, initially consisting of the following individuals, giving Kingdom Vision a national presence in the Christian Ministry.

Dale A. Allison, Jr.          Church and Ministry Consultants,
                              Blairsville, Georgia
Ilene Andrews                 Administrator, Mark Hanby Ministries
                              Chattanooga, Tennessee
Dean Baubach                  Secretary/Financial Advisor,
                              Mark Hanby Ministries,
                              Chattanooga, Tennessee
Pastor Robert Gonzalez        House to House Ministries,
                              Temecula, California
Fred Hammond                  Pres. & CEO, Face-to-Face Productions,
                              Southfield, Michigan
Pastor Kimble Knight          Cool Springs Church,
                              Brentwood, Tennessee
Bishop Adolph Ludd            Christian Tabernacle World Ministries,
                              Federal Way, Washington
 Anna McCoy                   CEO, RMC Group,
                              New York, NY
Bishop Andrew Merritt         Straight Gate Church,
                              Detroit, Michigan
Marva Mitchell                Revival Center Ministries,
                              Dayton, Ohio
Don Nori                      President, Destiny Image Publishing,
                              Shippensburg, Pennsylvania
Dell Sanchez                  The Life Chapel,
                              San Antonio, Texas
Bishop Thomas Weeks           Greater Bethel Apostolic Temple,
                              Wilmington, Delaware
Reggie White                  President, Urban Hope
                              Green Bay, Wisconsin

Remuneration.  To date, no compensation has been paid to the officers
of Kingdom Vision.   After successful completion of the offering,
initial compensation to the executive officers is anticipated to be limited to only a $8,000 monthly salary for Mark D. Hanby, II for his services as Executive Vice President and Chief Operations Officer.
The Broadcast Group, Inc. (Dale Hill, President) will receive $8,000 a month for consulting fees.


Employee Incentive Stock Option Plan. The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B common shares to be reserved for issuing to key executives, employees and consultants pursuant to the Plan. Up to 2,500,000 options may be granted. The Board of Directors plans to elect a compensation committee to award the options from time to time. Committee members may not be grantees while serving.

                  PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the common stock of Kingdom Vision by each of Kingdom Vision's directors and executive officers, and as a group. The beneficial owner has sole voting and investment power with respect to the Securities indicated.

There are currently 2,000,000 Series A common shares and 8,919,875
Series B common shares outstanding.   There are no Series KV preferred
outstanding.

The following tabulates holdings of Series A and B common shares of Kingdom (on a fully diluted basis) by each person who, subject to the above at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the Series A and B common shares and, in addition, by all directors and officers of Kingdom Vision individually and as a group.

                                                                Percentage
                                    Number & Class        of Series B Prior to
Name and Address                      of Shares                 offering


Beyth Shan Foundational Ministries(2)       2,130,000 Series B      23.88%
P.O. Box 8093                              1,200,000 Series A      60.00%
Chattanooga, TN 37414

Dale Hill                                    500,000 Series B       5.61%
P.O. Box 6986                                400,000 Series A      20.00%
Chesapeak, VA 23323

Eddie Long                                   400,000 Series B       4.48%
2778 Snnapfinger Road
Decatur, GA 30034

Randall Worley                               400,000 Series B       4.48%
9149 Henry Harris Road                       200,000 Series A      10.00%
Ft. Mill, SC 29715

Carl Thompson                                400,000 Series B       4.48%
3600 Eagles Landing
Jones, OK 73049

Mark Hanby II                                400,000 Series B       4.48%
3752 E. Tanglewood                           200,000 Series A      10.00%
Phoenix, AZ 85048

Dale Bronner                                 300,000 Series B       3.36%
8959 Peach Ct.
Jonesboro, GA 30236-5359

Arlen Best                                   300,000 Series B       3.36%
1905 Ridge Crest Road
Edmond, OK

Earl Paulk                                   250,000 Series B       2.80%
1000 Cathedral Place
Decatur, GA 30034

Clarence McClendon                           250,000 Series B       2.80%
2600 South Labrea Avenue
Los Angeles, CA 90016

Marc Harris                                  250,000 Series B       2.80%
438 English Ivy Drive
Nashville, TN 37211

Carlton Pearson                              250,000 Series B       2.80%
8621 South Memorial Drive
Tulsa, OK 74133-4308

All Directors & Officers
as a group (12 persons)                    5,830,000 Series B      65.36%

-------------------
Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security, whether through a contract, arrangement, understanding, relationship, or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares
beneficially owned, subject to applicable community property laws.




(2)The Beyth Shan Foundational Ministries also own 1,200,000 shares of the Series A common shares; Dale Hill owns 400,000 (20%), and Pastor
Worley and Mark D. Hanby, II each own 200,000 shares (10%).  The
Series A shares are junior to the Series B common shares in distribution of dividends and assets.

We do not know of any arrangements, including any pledge by any personnel, which would result in the change and control of Kingdom
Vision.

All of the above shares have been, and will be, issued for services rendered in lieu of payment of cash received by the recipient and in lieu of cash payments made by the recipients.


                       INDEMNIFICATION

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933. The Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the company. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of Kingdom Vision may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company. Kingdom Vision has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

                 CERTAIN TRANSACTIONS

Kingdom Vision has recorded the sum of $10,000 paid for the initial preparation of the private placement memorandum by Carl Thompson, a member of the board of directors, properly recorded as prepaid legal expense and shareholder payable on the balance sheet.

We intend to lease equipment from one of our executive officers, Dale
Hill, CEO of The Broad cast Group which is responsible for getting the
network up and running technically.   Mr. Hill shall receive lease
payments based on prevailing industry rates, negotiated on an as
needed basis.   Once the network is on the air, Kingdom Vision will be
hiring its own technicians to operate and maintain the equipment used
in the operation of the network.   No other continuing relationship
thereafter is contemplated with the exception that Mr. Hill will be joining Kingdom Vision as its technical overseer.


                  DESCRIPTION OF COMPANY SECURITIES

Kingdom Vision is authorized to issue 10,000,000 Series A common shares, no par value per share, 40,000,000 Series B common shares, no par value per share, and 25,000,000 preferred shares. As of the date hereof, there are 2,000,000 Series A common shares outstanding, 8,919,875 Series B common shares outstanding, and no shares of preferred stock have been issued.

Common Stock

The holders of the Series A common shares are entitled to ten votes per share and the holders of Series B common shares are entitled to one vote per share with respect to all matters on which holders of Kingdom Vision's common stock are entitled to vote. However, they are junior in priority to the Series B common shares and the Series B shareholders must receive an amount equal to the initial purchase price of their shares before the Series A shareholders share pro-ratably in any dividends or distribution of assets. Holders of the


Series B common shares have the right to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of Kingdom Vision available for distribution to holders of shares of Series B common shares upon liquidation, dissolution, or winding up of the affairs of Kingdom Vision. Holders of common stock do not have preemptive, subscriptive, or conversion rights. The common stock does not have cumulative voting rights. As a result, the existing Series A shareholders of Kingdom Vision have the power to retain control over Kingdom Vision, despite any accumulation of common stock pursuant to this offering.

Preferred Stock

Kingdom Vision's articles of incorporation authorize the issuance of 25,000,000 shares of no par value preferred stock. The board of directors of Kingdom Vision are authorized to issue the preferred stock from time to time in series and are further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

Series KV voting preferred shares have one vote per Series KV voting preferred share.  The Series KV voting preferred shares do not have
dividend preferences or liquidation preferences.   Each Series KV
voting preferred share is convertible into one Series B common share commencing December 31, 2001.


Transfer Agent.   Corporate Stock Transfer of Denver, Colorado
acts as the transfer agent for Kingdom Vision.


                            LEGAL MATTERS

All legal matters with respect to the issuance of the securities offered hereby will be passed upon by the law firm of Malcolm D.
Crawford and Associates, 3631 East Seventh Avenue Parkway, Denver,
Colorado  80206.

There is no litigation pending or, to our knowledge, threatened to which the property of Kingdom Vision is subject or to which Kingdom
Vision may be a party. No such proceedings are known to be contemplated by governmental authorities or any other parties.

                              REPORTS

Pursuant to the Rules and Regulations of the Securities and Exchange
Commission, we will provide our Investors with Annual Reports containing audited financial statements, together with Quarterly
Reports containing unaudited financial statements and Interim Reports containing information regarding relevant information about the operations of Kingdom Vision.

                             FINANCIAL STATEMENTS

The Kingdom Vision financial statements from inception to March 8, 2000 have been audited by John M. Arledge & Associates, Inc., certified public accountants.










KINGDOM VISION NETWORK, INC
BALANCE SHEET
June 30, 2000


            ASSETS

CURRENT ASSETS:

Cash                          $357,640
Prepaid Expenses                40,115
Loan to shareholder              3,000
                              --------

   Total Current Assets        400,000

Investment                      30,000
Furniture and fixtures, net      9,061
Security deposit               160,000
                              --------
   Total Assets               $599,816
                              ========

  LIABILITIES AND STOCKHOLDERS' EQUITY


Shareholder payable           $ 10,000
                               -------

  Total Current Liabilities     10,000
                               -------

STOCKHOLDERS' EQUITY
Common Stock                   880,250
Retained earnings (deficit)   (290,434)
                               -------
   Total Stockholders' Equity  589,816
                               -------

Total Liabilities and Equity  $599,816
                              ========

See accompanying notes




KINGDOM VISION NETWORK, INC

STATEMENT OF INCOME
For the Three Months Ended June 30, 2000 and
  The Period from Inception (March 3, 2000) through
  June 30, 2000

                                                  Three Months      Inception (March 3)
                                                  Ended 6/30/00     through June 30, 2000
                                                 ---------------    ----------------------
REVENUES:

  Interest income                                  $   2,068               $   2,317
                                                   ---------               ---------

      Total Revenues                                   2,068                   2,317
                                                   ---------               ---------

ENPENSES:

  General and administrative                          13,033                  13,033
  Marketing and selling                               12,671                  12,671
  Depreciation                                           204                     204
  Materials and supplies                               6,206                   6,206
  Utilities and maintenance                            9,500                   9,500
  Professional services                               16,766                  26,766
  Contract labor                                      91,320                 118,320
  Contributions                                       30,000                  30,000
  Travel                                              29,749                  29,749
  Rent                                                32,307                  32,307
  Insurance                                              283                     283
  Other operating                                     13,631                  13,712
                                                   ---------               ---------

      Total Expenses                                 255,670                 292,751
                                                   ---------               ---------

Net Income (Loss)                                  $(253,602)              $(290,434)

Net (Loss) per share                                    (.03)

See accompanying notes

KINGDOM VISION NETWORK, INC
STATEMENT OF CASH FLOWS
For the Three Months Ended June 30, 2000 and
  The Period from Inception (March 3, 2000) through
   June 30, 2000

                                                Three Months         Inception (March 3)
                                                Ended 6/30/00        through June 30, 2000
                                                -------------        ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income (Loss)                           $  (253,602)                $  (290,434)

Adjustments to reconcile net income to net
   Cash provided (used) by operating activities
   Depreciation                                          204                         204
   (Increase) Decrease In:
      Prepaid expenses                                (6,007)                    (40,115)
      Loan to shareholder                             (3,000)                     (3,000)
      Security deposit                              (160,000)                   (160,000)
   Increase (Decrease) In:
      Shareholder payable                                  -                           -
                                                  ----------                 -----------

Net cash provided (used) by operating activities     (422,405)                  (483,345)
                                                   ----------                -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of furniture and fixtures                  (9,265)                    (9,265)
   Purchase of investment                             (30,000)                   (30,000)
                                                  -----------                 ----------
Net cash provided (used) by investing activities      (39,265)                   (39,265)
                                                  -----------                 ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock            682,450                    880,250
                                                  -----------                 ----------
    Net cash provided by financing activities         682,450                    880,250
                                                  -----------                 ----------

NET INCREASE IN CASH                                  220,780                    357,640

CASH AT BEGINNING OF PERIOD                           136,860                          -
                                                  -----------                -----------
CASH AT END OF PERIOD                             $   357,640                $   357,640
                                                  ===========                ===========

See accompanying notes.

KINGDOM VISION NETWORK, INC.

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended June 30, 2000 and for
   The Period from Inception (March 3, 2000) to June 30, 2000


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of Kingdom Vision Network, Inc. (the "Company") is presented to assist in
understanding the Company's financial statements.   The
financial statements and notes are presentations of the Company's management who is responsible for the integrity and
objectivity of the financial statements.   These accounting
policies conform to generally accepted account principles and have been consistently applied in the preparation of the financial statements.

A.  REPORTING ENTITY

The Company was incorporated in the State of Colorado on March
3, 2000. The principal business of the Company is to provide religious and moral electronic services, including a national television network, communications services and family-oriented products.


B.  BASIS OF ACCOUNTING

The Company prepares its financial statements on the accrual basis of accounting and in accordance with generally accepted accounting principles.


C.  CASH AND CASH EQUIVALENTS

The Company has defined cash and cash equivalents as cash and investment items having an original maturity of three months or less when purchased.

D.  PROPERTY AND EQUIPMENT

Property and equipment is stated at cost.   Depreciation is charged to
operating expense and is computed using straight-line methods over the estimated useful lives of the assets, which range from 3 to 20 years. Maintenance and repairs are charged to operations when incurred and improvements are capitalized.

E.   INCOME TAXES

The Company is subject to federal and state income taxes.   No
provision for income taxes has been recorded at this time.

F.  USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordinly, actual results could differ from those estimates.

2.   PROPERTY AND EQUIPMENT

A summary of property and equipment follows:

   Equipment                             $  9,265
      Less accumulated depreciation          (204)
                                         --------

           Net property and equipment   $   9,061)
                                        =========

           Depreciation expense
              For current period        $     204
                                        =========

3.   INVESTMENTS

On June 8, 2000, the Company purchased a 10% equity interest in ISP Live. The purchase of stock in ISP live has been recorded at cost and is presented in the balance sheet as "Investment". Because of limitations on changes in equity interests in ISP Live, the Company does not believe it is practicable to estimate fair value.

4.   CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation
up to $100,000.   At June 30, 2000, the Company's uninsured cash
balances total $269,432.


5.  CSTOCKHOLDERS' EQUITY

The Company is authorized to issue 50,000,000 shares of common stock, no par value, and 25,000,000 shares of preferred stock, no par value. The following shares of Series B common stock were issued and outstanding as of June 30, 2000:

NUMBER          PRICE
  Of             PER
SHARES          SHARE          TOTAL
------          -----          -----
2,130,000         $0.01     $  21,300
3,700,000          0.02        74,000
  645,000          0.10        64,500
   50,000          0.15         7,500
1,782,375          0.40       712,950
---------                   ---------
8,307,375                   $ 880,250
=========                   =========

The Board of Directors have authorized a Private Placement Memorandum be filed with the Securities and Exchange Commission pursuant to Regulation D, Section 505 of the Securities Act of 1933 as amended for an aggregate of not less than $3,000,000.

In addition, the Board of Directors has authorized the Company to take stock subscriptions with said funds to be placed in an escrow account at a bank to be designated and released into the Corporation's treasury at such time as the subscribers have received their copy of the Private Placement Memorandum and have executed the subscription agreement that is attached to the Private Placement Memorandum. As of June 30, 2000 all subscribers have received their copy of the Private Placement Memorandum and have executed the subscription agreement; consequently, funds acquired through stock subscriptions are properly recorded as cash and common stock on the balance sheet.

6.  OPERATING LEASES

The Company leases equipment and office space under operating leases
expiring in various years through 2003.   Following is a schedule by
years, of the future minimum lease rental payments required under these leases:

Year Ended December 31,

      2000                   $   85,795
      2001                      126,490
      2002                      130,732
      2004                       32,949
                             ----------

      Total                  $  375,966
                             ==========

Total rent expense for the period from inception (March 3) to June 30, 2000 totaled $32,307.

7.  EMPLOYEE INCENTIVE STOCK OPTION PLAN

The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan ("the Plan") pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B Common shares to be reserved for issuing to key executives and employees pursuant to the Plan. Up to 2,500,000 options may be granted.

4.  RELATED PARTY TRANSACTION

The Company has recorded the sum of $10,000 paid for the initial preparation of the Private Placement Memorandum by a member of the Board of Directors as shareholder payable on the balance sheet.

INDEPENDENT AUDITOR'S REPORT




To the Board of Directors of
Kingdom Vision Network, Inc.


We have audited the accompanying balance sheet of Kingdom Vision Network, Inc. (the "Company") as of March 8, 2000, and the related statements of operations, shareholders' equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingdom Vision Network, Inc. as of March 8, 2000, and the results of its operations and cash flows for the period then ended in conformity with generally accepted accounting principles.


John M. Arledge & Associates, Inc.
Edmond, Oklahoma
March 13, 2000

KINGDOM VISION NETWORK, INC
BALANCE SHEET
MARCH 8, 2000


ASSETS

Cash                          $157,300
Prepaid Expenses                10,000
                              --------
Total Assets                  $167,300
                              ========
LIABILITIES AND EQUITY

Shareholder payable             10,000
                              --------
Total Liabilities               10,000

Common Stock                   157,300
                              --------
Total Liabilities and Equity   167,300
                              ========

See accompanying notes and independent auditor's report.

KINGDOM VISION NETWORK, INC
STATEMENT OF OPERATIONS
For the initial Period March 3 through March 8, 2000.


Total Revenue                         None

Total Expenses                        None

Net Income                            None

See accompanying notes and independent auditor's report.

KINGDOM VISION NETWORK, INC
STATEMENT OF SHAREHOLDERS EQUITY
For the initial Period March 3 through March 8, 2000.

Beginning Balance                      None
Net Income                             None
Issuance of Common Stock            157,300

Total shareholder's Equity         $157,300

See accompanying notes and independent auditor's report.

KINGDOM VISION NETWORK, INC
STATEMENT OF CASH FLOWS
For the initial Period March 3 through March 8, 2000.


Cash flows from operating activities         None
Cash flows from investing activities         None
Cash flows from financial activities
Issuance of Common Stock                   157,300
Net cash provided by financing activities  157,300

Net increase in cash                       157,300
Cash at beginning of period                      -
Cash at end of period                      157,300


See accompanying notes and independent auditor's report.

KINGDOM VISION NETWORK, INC.

NOTES TO FINANCIAL STATEMENTS
March 8, 2000


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  REPORTING ENTITY

Kingdom Vision Network, Inc. (the "Company") was incorporated in the State of Colorado on March 3, 2000. The principal business of the Company is to provide religious and moral electronic services, including a national television network, communications services and family-oriented products.


B.  BASIS OF ACCOUNTING

The Company prepares its financial statements on the accrual basis of accounting and in accordance with generally accepted accounting principles.


C.  CASH AND CASH EQUIVALENTS

The Company has defined cash and cash equivalents as cash and investment items having an original maturity of three months or less when purchased.


2.  CAPITALIZATION

The Company is authorized to issue 50,000,000 shares of common stock, no par value, and 25,000,000 shares of preferred stock, no par value. As of March 8, 2000, there are 6,425,000 Series B common shares issued
and outstanding.   2,130,000 shares were issued at $.01; 3,700,000
shares were issued at $.02; 545,000 shares were issued at $.10 and 50,000 shares were issued at $.15.

The Board of Directors have authorized a Private Placement Memorandum be filed with the Securities and Exchange Commission pursuant to Regulation D, Section 505 of the Securities Act of 1933 as amended for an aggregate of not less than $3,000,000.

In addition, the Board of Directors has authorized the Company to take stock subscriptions with said funds to be placed in an escrow account at a bank to be designated and released into the Corporation's treasury at such time as the subscribers have received their copy of the Private Placement Memorandum and have executed the subscription agreement that is attached to the Private Placement Memorandum. Subsequent to the balance sheet date, $30,500 has been received.

3.  EMPLOYEE INCENTIVE STOCK OPTION PLAN

The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan ("the Plan") pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B Common shares to be reserved for issuing to key executives and employees pursuant to the Plan. Up to 2,500,000 options may be granted.

4.  RELATED PARTY TRANSACTION

The Company has recorded the sum of $10,000 paid for the initial preparation of the Private Placement Memorandum by a member of the Board of Directors, properly recorded as prepaid legal expense and shareholder payable on the balance sheet.

                            PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

The Colorado Corporation Code grants to Kingdom Vision the power to indemnify the officers and directors of Kingdom Vision, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Kingdom Vision and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Our bylaws provide as follows:

Kingdom Vision shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Kingdom Vision, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Kingdom Vision or is or was serving at the request of Kingdom Vision as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of Kingdom Vision and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Kingdom Vision and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Kingdom Vision shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Kingdom Vision to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Kingdom Vision or is or was serving at the request of Kingdom Vision as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of Kingdom Vision; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Kingdom Vision unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of Kingdom Vision has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by Kingdom Vision only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Kingdom Vision in advance of the final disposition of such action, suit, or proceeding as authorized in this Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by Kingdom Vision as authorized in this
Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Kingdom Vision or who is or was serving at the request of Kingdom Vision as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Kingdom Vision would have the power to indemnify him against such liability under the provisions of this Article VII.

Item 25.  Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the common stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

Registration fee                      $5,828.00
Printing expenses                      5,000.00
Accounting fees and expenses          15,000.00
Legal fees and expenses               45,000.00
State securities law fees
   and expenses                       10,000.00
Stock Transfer Escrow Agent Fees       1,500.00
Miscellaneous expenses                 2,000.00
                                      ---------
Total                                 84,328.00
                                      =========


Item 26.  Recent Sales of Unregistered Securities

Since inception, Kingdom Vision issued 2,000,000 Series A common shares for no consideration to:

Beyth Shan Foundational Ministries       1,200,000
Mark Hanby II                              200,000
Randall Worley                             200,000
Dale Hill                                  400,000

Since inception, Kingdom Vision issued 5,830,000 Series B common shares to its board of directors at $.02 per share (except for Beyth Shan, that paid $.01 per share)

Name                 Number of Shares              Cash Received
Beyth Shan           2,130,000                       21,300
Mark Hanby II          400,000                        8,000
Carl Thompson          400,000                        8,000
Arlen Best             300,000                        6,000
Eddie Long             400,000                        8,000
Dale Hill              500,000                       10,000
Randall Worley         400,000                        8,000
Earl Paulk             250,000                        5,000
Dale Bronner           300,000                        6,000
Marc Harris            250,000                        5,000
Carlton Pearson        250,000                        5,000
Clarence McClendon     250,000                        5,000

Since inception, Kingdom Vision issued 385,000 Series B common shares to its executive pastor's council at $.10 per share.

Marva Mitchell          50,000                        5,000
Andrew Merritt          50,000                        5,000
Thomas Weeks            50,000                        5,000
Carlos Malone           50,000                        5,000
Kimble Knight           50,000                        5,000
Dell Sanchez            50,000                        5,000
Adolph Ludd             35,000                        3,500
Robert Gonzalez         50,000                        5,000

Since inception, Kingdom Vision issued 210,000 Series B common shares to its advisory board at $.10 per share (except for Anna Harmon at $.15 per share)

Dean Baubach            50,000                         5,000
Ilene Andrews           50,000                         5,000
Reggie White            50,000                         5,000
Malcolm Crawford        10,000                         1,000
Anna Harmon             50,000                         7,500

The above issuances of Series A and Series B common shares to the board of directors, executive pastor's council and advisory board were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

During the second quarter of 2000, Kingdom Vision sold 2,494,875 Series B common shares to non-affiliates at $.40 per share for an
aggregate of $997,950.   These sales were made pursuant to an
exemption from registration pursuant to Section 505 of Regulation D.
All sales were made to not more than 35 non-accredited investors.   No
general solicitation was utilized.   The offering was approved and/or
exempted by the required states and the appropriate Form D was filed with the Securities and Exchange Commission.


Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation dated
                     March 3, 2000
(3.1)             Bylaws
(4)               Specimen certificate for common stock
(5)               Consent and Opinion of Malcolm Crawford regarding
                  legality of securities registered under this
                  Registration Statement and to the references to
                  such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Agreement with Chameleon Communications Group, Inc.
                  dated May 23, 2000
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of John M. Arledge & Associates, Inc.,
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

(d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fort Mill, South Carolina, as of the 5th day of September, 2000.

Kingdom Vision Network, Inc.


By  /s/ Randall Worley
    ------------------------
    Randall Worley
    President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.

Signature                          Title                    Date
---------                         ------                    -----
/s/ Dr. Mark Hanby             Chairman and CEO     September 5, 2000
----------------------
Dr. Mark Hanby

/s/ Randall Worley
----------------------        President and Director September 5, 2000
Randall Worley

/s/ Dale Hill
---------------            Senior Vice President     September 5, 2000
Dale Hill                        and Director

/s.Carl Thompson
-----------------       Senior Vice President/Director  Sept. 5, 2000
Carl Thompson

/s/Mark D. Hanby, II
-------------------        Executive Vice President  September 5, 2000
Mark D. Hanby, II                COO

/s/Arlen Best
-----------------       Vice President of Marketing  September 5, 2000
Arlen Best                       and Director

/s/Carlton Pearson
--------------------         Director               September 5, 2000
Carlton Pearson
